Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2006, accompanying the consolidated financial statements of SMF Energy Corporation (formerly known as Streicher Mobile Fueling, Inc.) and its subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of FAS 123(R), “Share-Based Payment”) appearing in the Annual Report on Form 10-K for the years ended June 30, 2006 and 2005 which is incorporated by reference in this Registration Statement.  We consent to the use of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Grant Thornton LLP

Fort Lauderdale, Florida
July 16, 2007